Exhibit 99.B(h)(11)

SCHEDULE D

TO THE AMENDED AND RESTATED

ADMINISTRATION AND TRANSFER AGENCY AGREEMENT

BETWEEN

SEI DAILY INCOME TRUST

AND

SEI INVESTMENTS GLOBAL FUNDS SERVICES

DATED AS OF DECEMBER 10, 2003

AS AMENDED AUGUST 24, 2006

Portfolios:                                                                 This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created.  The following is a listing of the current portfolios of the Trust (collectively, the “Funds”):

Money Market Fund

Prime Obligation Fund

Government Fund

Government II Fund

Treasury Fund

Treasury II Fund

Intermediate-Duration Government Fund

GNMA Fund

Ultra Short Bond Fund

Short-Duration Government Fund

Fees:                                                                                            Pursuant to Article 5, the Trust shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the aggregate average daily net assets of the Trust:

Money Market Fund — Class A, B, C and Sweep Class Shares	0.33%
Money Market Fund — Class E	0.28%
Prime Obligation Fund — Class A, B, C, H and Sweep Class Shares	0.19%
Prime Obligation Fund — Class E	0.14%
Government Fund — Class A, B, C and Sweep Class Shares	0.24%
Government Fund — Class E	0.19%
Government II Fund — Class A, B, C and Sweep Class Shares	0.19%
Treasury Fund — Class A, B, C and Sweep Class Shares	0.24%
Treasury II Fund — Class A, B, C and Sweep Class Shares	0.24%
Intermediate-Duration Government Fund — Class A Shares	0.35%
GNMA Fund — Class A Shares	0.32%
Ultra Short Bond Fund — Class A, B, and C Shares	0.35%
Short-Duration Government Fund — Class A, B, and C Shares	0.35%